Exhibit 99.1

NEWS Contact: Mary Dean Hall Vice President, Chief Financial Officer and Treasurer Hallm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES FIRST QUARTER 2018 RESULTS

•	Strong net sales increase of 9% to $212.1 million

•	Net income of $12.7 million and earnings per diluted share of $0.95 include costs related to the pending Houghton combination of $6.1 million or $0.38 per diluted share

•	Non-GAAP earnings per diluted share increases 17% to $1.38 and adjusted EBITDA increases 9% to a record $30.8 million

April 30, 2018

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced a net sales increase of 9% to $212.1 million in the first quarter of 2018 compared to $194.9 million in the first quarter of 2017 driven by increases in selling price and product mix, volume and foreign exchange. The increase in net sales drove higher gross profit quarter-over-quarter, despite a lower gross margin in the first quarter of 2018 which was primarily due to higher raw material costs and changes in the mix of certain products sold. In addition, the current quarter operating income benefited from the Company’s continued discipline in managing its selling, general and administrative expenses (“SG&A”).

The Company’s first quarter of 2018 net income was $12.7 million or $0.95 per diluted share compared to the prior year quarter’s net income of $7.0 million or $0.52 per diluted share, which included $6.1 million or $0.38 per diluted share and $9.1 million or $0.69 per diluted share, respectively, of costs incurred with the Company’s previously announced pending combination with Houghton International, Inc. (“Houghton”). Excluding the combination-related expenses and other non-core items, the Company’s solid current quarter operating performance, coupled with a lower effective tax rate due to U.S. Tax Reform, drove non-GAAP earnings per diluted share to $1.38, a 17% increase compared to non-GAAP earnings per diluted share of $1.18 in the prior year period. In addition, the Company’s adjusted EBITDA increased 9% to a record $30.8 million in the first quarter of 2018 compared to $28.2 million in the prior year period.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We are pleased with our first quarter results. Last quarter we expected our gross margins to show sequential improvement due to previous price increases, which we’ve delivered on despite higher raw material costs in the quarter. In addition, our continued market share gains were evident in our volumes globally although they were somewhat masked by an atypical sales pattern in EMEA in the first quarter of 2017. We also continued to show good cost control and, overall, we achieved a 9% increase in adjusted EBITDA for the first quarter as well as a 17% increase in non-GAAP earnings.”

Mr. Barry continued, “Concerning the Houghton combination, we are still awaiting regulatory approvals in the U.S. and Europe. The good news is that we are in general agreement with the regulatory authorities on what remedies have to be made and these remedies are consistent with our original expectations. We continue to progress through the regulatory process and expect approval as well as closing to be over the next few months. Overall, I continue to be confident in our future given our modestly growing global end markets, U.S. Tax Reform, our continued market share gains, and the benefits we will achieve through the upcoming combination with Houghton.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

First Quarter of 2018 Summary

Net sales grew approximately $17.2 million or 9% in the first quarter of 2018, increasing to $212.1 million compared to $194.9 million in the first quarter of 2017. The Company’s first quarter of 2018 net sales benefited from increases in volume as well as selling price and product mix of 1% and 2%, respectively, and a positive impact from foreign currency translation of 6% or $11.0 million.

Gross profit in the first quarter of 2018 increased $4.6 million or 6% from the first quarter of 2017, primarily due to the increase in net sales, noted above, partially offset by a lower gross margin of 35.6% in the first quarter of 2018 compared to 36.4% in the prior year quarter. The decrease in the Company’s first quarter of 2018 gross margin was primarily due to higher raw material costs quarter-over-quarter and changes in the mix of certain products sold.

SG&A increased $2.0 million during the first quarter of 2018 compared to the first quarter of 2017 primarily due to the impact of foreign currency translation. In addition, SG&A increased slightly on higher labor-related costs primarily due to annual merit increases, which were offset by decreases due to the Company’s continued discipline in managing its SG&A.

The Company’s combination-related expenses of $5.2 million in the first quarter of 2018 primarily consisted of legal, financial, and other advisory and consultant expenses for integration planning and regulatory approvals related to its previously announced pending combination with Houghton. Comparatively, the Company incurred $9.1 million of combination-related expenses during the first quarter of 2017, primarily related to due diligence costs and certain legal, regulatory, environmental and other advisory and consultant expenses.

Operating income in the first quarter of 2018 was $20.2 million compared to $13.8 million in the first quarter of 2017. The increase in operating income was due to solid net sales and gross profit increases as well as lower Houghton combination-related expenses, noted above, which offset a slight increase in SG&A not related to the Houghton combination.

Other expense, net, was $0.4 million in the first quarter of 2018 compared to $0.1 million in the first quarter of 2017. The increase in other expense, net, was primarily driven by a change in the timing of local municipality-related grants received in one of the Company’s regions quarter-over-quarter.

Interest expense increased $1.0 million during the first quarter of 2018 compared to the first quarter of 2017, primarily due to current quarter costs incurred to maintain the bank commitment for the pending Houghton combination. Interest income was consistent at $0.5 million in both the first quarters of 2018 and 2017.

The Company’s effective tax rates for the first quarters of 2018 and 2017 were 29.8% and 50.8%, respectively. Both the Company’s first quarters of 2018 and 2017 effective tax rates include the impact of Houghton combination-related expenses, noted above, certain of which were considered non-deductible for the purpose of determining the Company’s effective tax rate. Excluding these non-deductible combination-related expenses, the Company’s first quarters of 2018 and 2017 effective tax rates would have been approximately 26% and 28%, respectively. This decrease quarter-over-quarter was primarily due to the decrease in the U.S. statutory tax rate from 35% in the prior year quarter to 21% in the current quarter as a result of U.S. Tax Reform, which was partially offset by a negative impact from changes in uncertain tax positions quarter-over-quarter.

Equity in net (loss) income of associated companies decreased $1.3 million in the first quarter of 2018 compared to the first quarter of 2017. The decrease was primarily due to a loss from the Company’s interest in a captive insurance company in the current quarter compared to income in the prior year, and a current quarter charge to write down the Company’s equity investment in a Venezuelan affiliate due to the on-going devaluation of the Venezuelan bolivar fuerte.

The Company’s net income attributable to noncontrolling interest decreased $0.6 million in the first quarter of 2018 compared to the first quarter of 2017, primarily due to the purchase of the remaining interest in its India joint venture during December 2017.

Foreign currency translation positively impacted the Company’s first quarter of 2018 earnings by approximately 5% or $0.07 per diluted share.

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Balance Sheet and Cash Flow Items

The Company’s net operating cash flow was $2.7 million in the first quarter of 2018 compared to $8.3 million in the first quarter of 2017. The decrease in net operating cash flow was primarily due to higher cash invested in the Company’s working capital as a result of the Company’s increase in net sales and changes in accounts payable and accrued liabilities during the first quarter of 2018. Also, the Company had higher cash outflows for Houghton combination-related payments in the current quarter. In addition, the Company paid a $4.7 million cash dividend during the first quarter of 2018, a 3% increase quarter-over-quarter. Overall, the Company’s liquidity and balance sheet remain strong, as its cash position exceeded its debt at March 31, 2018 by $17.2 million and the Company’s total debt continued to be less than one times its trailing twelve month adjusted EBITDA.

Houghton Combination

On April 4, 2017, Quaker entered into a share purchase agreement with Gulf Houghton Lubricants, Ltd. to purchase the entire issued and outstanding share capital of Houghton (“the Combination”). The shares will be bought for aggregate purchase consideration consisting of: (i) $172.5 million in cash; (ii) a number of shares of common stock, $1.00 par value per share, of the Company comprising 24.5% of the common stock outstanding upon the closing of the Combination; and (iii) the Company’s assumption of Houghton’s net indebtedness as of the closing of the Combination, which was approximately $690 million at signing. At closing, the total aggregate purchase consideration is dependent on the Company’s stock price and the level of Houghton’s indebtedness. The Company secured $1.15 billion in commitments from Bank of America Merrill Lynch and Deutsche Bank to fund the Combination and to provide additional liquidity at closing, and has since replaced these commitments with a syndicated bank agreement with customary terms and conditions. Funding of the syndicated bank agreement is contingent upon closing of the Combination and until then the Company has and will only incur certain interest costs to maintain the banks’ capital commitment. During April 2018, the Company extended the bank commitment through August 4, 2018. In addition, the issuance of the Company’s shares at closing of the Combination was subject to approval by Quaker’s shareholders under the rules of the New York Stock Exchange, and approval was received at a meeting of the Company’s shareholders during the third quarter of 2017. Also, the Combination is subject to regulatory approvals in the United States, Europe, China and Australia. The Company received regulatory approval from China and Australia in 2017. Depending on the timing of the remaining regulatory approvals noted above, as well as other customary terms and conditions set forth in the share purchase agreement, the Company currently estimates closing of the Combination will occur in the next few months.

Non-GAAP Measures

Included in this public release are two non-GAAP (unaudited) financial measures: non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. The following tables reconcile non-GAAP earnings per diluted share (unaudited) and adjusted EBITDA (unaudited) to their most directly comparable GAAP (unaudited) financial measures:

	Three Months Ended March 31,
	2018	2017
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$0.95	$0.52
Equity loss (income) in a captive insurance company per diluted share	0.03	(0.04)
Houghton combination-related expenses per diluted share (a)	0.38	0.69
Cost streamlining initiative per diluted share	—	0.01
Currency conversion impact of the Venezuelan bolivar fuerte per diluted share	0.02	—
Non-GAAP earnings per diluted share	$1.38	$1.18

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	Three Months Ended March 31,
	2018	2017
Net income attributable to Quaker Chemical Corporation	$12,732	$6,992
Depreciation and amortization	5,047	4,930
Interest expense (a)	1,692	656
Taxes on income before equity in net income of associated companies	5,556	6,865
Equity loss (income) in a captive insurance company	372	(592)
Houghton combination-related expenses (a)	5,209	9,075
Cost streamlining initiative	—	286
Currency conversion impact of the Venezuelan bolivar fuerte	218	—
Adjusted EBITDA	$30,826	$28,212
Adjusted EBITDA margin (%)	14.5%	14.5%

(a)	During the three months ended March 31, 2018, the Company incurred $0.9 million of interest costs to maintain the bank commitment related to the pending Combination. These interest costs are included within the caption Houghton combination-related expenses in the reconciliation of GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share. These interest costs are included within the caption Interest expense in the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Other factors, including those related to the previously announced pending Houghton combination, could also adversely affect us. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Form 10-K for the year ended December 31, 2017, the proxy statement the Company filed on July 31, 2017 and in our quarterly and other reports filed from time to time with the Securities and Exchange Commission. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the first quarter of 2018 results is scheduled for May 1, 2018 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at https://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Condensed Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

	(Unaudited)
	Three Months Ended March 31,
	2018	2017

Net sales	$212,055	$194,909

Cost of goods sold	136,608	124,022

Gross profit	75,447	70,887
%	35.6%	36.4%

Selling, general and administrative expenses	50,007	48,054
Combination-related expenses	5,209	9,075

Operating income	20,231	13,758
%	9.5%	7.1%

Other expense, net	(369)	(105)
Interest expense	(1,692)	(656)
Interest income	489	523
Income before taxes and equity in net (loss) income of associated companies	18,659	13,520

Taxes on income before equity in net (loss) income of associated companies	5,556	6,865
Income before equity in net (loss) income of associated companies	13,103	6,655

Equity in net (loss) income of associated companies	(316)	959

Net income	12,787	7,614

Less: Net income attributable to noncontrolling interest	55	622

Net income attributable to Quaker Chemical Corporation	$12,732	$6,992
%	6.0%	3.6%

Share and per share data:
Basic weighted average common shares outstanding	13,245,026	13,176,096
Diluted weighted average common shares outstanding	13,278,606	13,221,061

Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.96	$0.53
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.95	$0.52

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	March 31,	December 31,
	2018	2017
ASSETS

Current assets
Cash and cash equivalents	$92,581	$89,879
Accounts receivable, net	218,058	208,358
Inventories, net	96,296	87,221
Prepaid expenses and other current assets	22,365	21,128
Total current assets	429,300	406,586

Property, plant and equipment, net	87,832	86,704
Goodwill	86,708	86,034
Other intangible assets, net	70,872	71,603
Investments in associated companies	25,033	25,690
Non-current deferred tax assets	13,103	15,661
Other assets	31,617	30,049
Total assets	$744,465	$722,327

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$5,707	$5,736
Accounts and other payables	103,525	97,732
Accrued compensation	14,855	22,846
Other current liabilities	33,350	29,384
Total current liabilities	157,437	155,698

Long-term debt	69,648	61,068
Non-current deferred tax liabilities	9,037	9,653
Other non-current liabilities	85,580	87,044
Total liabilities	321,702	313,463

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2018 - 13,322,550 shares; 2017 - 13,307,976 shares	13,323	13,308
Capital in excess of par value	93,731	93,528
Retained earnings	373,185	365,182
Accumulated other comprehensive loss	(58,738)	(65,100)
Total Quaker shareholders' equity	421,501	406,918
Noncontrolling interest	1,262	1,946
Total equity	422,763	408,864
Total liabilities and equity	$744,465	$722,327

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Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities
Net income	$12,787	$7,614
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,194	3,157
Amortization	1,853	1,773
Equity in undistributed loss (earnings) of associated companies, net of dividends	511	(829)
Deferred compensation and other, net	428	(696)
Share-based compensation	1,083	1,153
Gain on disposal of property, plant and equipment and other assets	(52)	(15)
Insurance settlement realized	(85)	(240)
Combination-related expenses, net of payments	2,161	8,415
Pension and other postretirement benefits	(2,632)	(2,263)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(5,827)	(3,813)
Inventories	(7,758)	(8,820)
Prepaid expenses and other current assets	(1,055)	755
Accounts payable and accrued liabilities	(1,862)	2,279
Restructuring liabilities	-	(148)
Net cash provided by operating activities	2,746	8,322

Cash flows from investing activities
Investments in property, plant and equipment	(3,449)	(2,531)
Payments related to acquisitions, net of cash acquired	(500)	-
Proceeds from disposition of assets	29	15
Insurance settlement interest earned	19	9
Net cash used in investing activities	(3,901)	(2,507)

Cash flows from financing activities
Proceeds from long-term debt	8,166	-
Repayments of long-term debt	(197)	(474)
Dividends paid	(4,724)	(4,583)
Stock options exercised, other	(866)	(777)
Distributions to noncontrolling affiliate shareholders	(834)	-
Net cash provided by (used in) financing activities	1,545	(5,834)

Effect of exchange rate changes on cash	2,246	1,563

Net increase in cash, cash equivalents and restricted cash	2,636	1,544
Cash, cash equivalents and restricted cash at the beginning of the period	111,050	110,701
Cash, cash equivalents and restricted cash at the end of the period	$113,686	$112,245